As filed with the Securities and Exchange Commission on July 28, 1997
                                                  Registration Number 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                Compositech Ltd.
             (Exact name of registrant as specified in its charter)

      Delaware                                           11-2710467
(State of incorporation)                   (I.R.S. Employer Identification No.)

            120 Ricefield Lane, Hauppauge, NY 11788 - (516) 436-5200
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Samuel S. Gross
                     Executive Vice President and Treasurer
            120 Ricefield Lane, Hauppauge, NY 11788 - (516) 436-5200
               (Address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:
                               Edward F. Cox, Esq.
                         Donovan Leisure Newton & Irvine
          30 Rockefeller Plaza, New York, New York 10112 (212) 632-3050

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                      CALCULATION OF REGISTRATION FEE
==========================================================================================================
Title of Each Class                           Proposed Maximum       Proposed Maximum          Amount of
of Securities to be       Amount to be         Offering Price       Aggregate Offering       Registration
    Registered            Registered(1)         Per Share (2)              Price                  Fee
----------------------------------------------------------------------------------------------------------
Common Stock                810,476           $    6.5625           $ 5,318,749              $     1,612
($0.01 par value)(3)        Shares

Common Stock                 76,993           $    6.5625           $   505,267              $       154
($0.01 par value)(4)        Shares

Common Stock              1,555,556           $    6.5625           $10,208,336              $     3,094
($0.01 par value)(5)        Shares

Common Stock                 98,000           $    6.5625           $   643,125              $       195
($0.01 par value)(6)        Shares

----------------------------------------------------------------------------------------------------------

Totals                    2,541,025                                 $16,675,477              $     5,055
==========================================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered hereunder such additional shares as may be issued to the selling stockholders because of future dividends, stock distributions, stock splits or similar capital adjustments.

(2) The maximum offering price per share of $6.5625 is based upon the average of the high and low prices of the Company's Common Stock reported by The Nasdaq SmallCapSM Market for the Registrant's Common Stock on July 22, 1997 since it is higher than the exercise price of the applicable warrant or debenture (in accordance with Section (g) of Rule 457 of Regulation C).

(3) Represents shares of Common Stock underlying Common Stock Purchase Warrants, as amended, exercisable at $3.00 per share until dates ranging from August 3, 2000 to February 15, 2001 issued in connection with the Registrant's private placement which had a final closing on February 15, 1996.

(4) Represents shares of Common Stock underlying Common Stock Purchase Warrants exercisable at $3.96 per share issued to Trautman Kramer & Company, Inc., as partial compensation in connection with the Registrant's private placement which had a final closing on February 15, 1996.

(5) Represents shares of Common Stock issuable upon the conversion of the Registrant's 5% Convertible Debentures (the "Debentures") based upon the maximum number of shares that could be issued pursuant to this Registration Statement and the form of the Debentures with respect to the conversion price.

(6) Represents shares of Common Stock underlying Common Stock Purchase Warrants issued to Trautman Kramer & Company, Inc., as partial compensation in connection with the Registrant's private placement of the Debentures.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time this registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such State.

                   Subject to Completion, dated July 28, 1997

PROSPECTUS
----------
                                COMPOSITECH LTD.

                        2,541,025 Shares of Common Stock


                     ---------------------------------------

This Prospectus relates to an offering (the "Offering") by certain Stockholders named herein under the caption "Selling Stockholders" (collectively, the "Selling Stockholders") or by pledgees, donees, transferees or other successors in interest of the Selling Stockholders (the "Transferees") for sale to the public of the following securities of Compositech Ltd., a Delaware corporation ("Compositech" or the "Company"): (i) 810,476 shares of Common Stock underlying Common Stock Purchase Warrants, as amended, exercisable at $3.00 per share until dates ranging from August 3, 2000 to February 15, 2001 (the "Warrants"); (ii) 1,555,556 shares of Common Stock issuable upon the conversion of the Company's 5% Convertible Debentures (the "Debentures"); (iii) 76,993 shares of Common Stock underlying Common Stock Purchase Warrants issued to Trautman Kramer & Company, Inc. as partial compensation in connection with the Company's private placement of the Warrants and (iv) 98,000 shares of Common Stock underlying Common Stock Purchase Warrants issued to Trautman Kramer & Company, Inc. as partial compensation in connection with the Company's private placement of the Debentures. The number of shares of Common Stock issuable upon exercise of the Warrants and Debentures are subject to adjustment in certain events.

                     ---------------------------------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" ON PAGE 10 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS

                     ---------------------------------------

The Company will not receive any of the proceeds from the sale of shares of Common Stock. The Registration Statement of which this Prospectus forms a part is being filed pursuant to the terms of certain agreements between the Company and the Selling Stockholders.

The Selling Stockholders have advised the Company that they or the Transferees may sell, directly or through brokers, all or a portion of the securities offered hereby in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Stockholders, the Transferees and any participating broker may be deemed to be "underwriters" of the Common Stock within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders or Transferees in all open market transactions. The Company will pay all other expenses of this Offering. See "Plan of Distribution."

The Company has informed the Selling Stockholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act") may apply to the sales of their shares offered hereby. The Company also has advised the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any sale of the shares offered hereby. Certain Selling Stockholders may from time to time purchase shares of Common Stock in the open market. The Selling Stockholders have been notified that they should not commence any distribution of shares of Common Stock unless they have terminated their purchasing and bidding for Common Stock in the open market as provided in applicable securities regulations.

The Common Stock is listed and traded on The Nasdaq SmallCap MarketSM under symbol "CTEK." The closing price of the Common Stock on July 22, 1997 was $6.75 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is July ___, 1997.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Commission's Regional Offices at the 13th Floor, World Trade Center, New York, New York, 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that also contains such material regarding the registrant. Such documents filed by the Company can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, 10006.

The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be inspected and copied in the manner and at the sources described above.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996;

     (2) The Company's Quarterly Reports on Form 10-QSB and Form 10-QSB/A for the quarter ended March 31, 1997;

     (3) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-20701), declared effective on July 2, 1996, by which the Company's shares of Common Stock were registered under Section 12 of the Exchange Act and any other amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to Compositech Ltd., 120 Ricefield Lane, Hauppauge, NY 11788, Attention: Investor Relations. Telephone:
(516) 436-5200.

             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements set forth under the captions "Risk Factors" and "Use of Proceeds" and set forth elsewhere in this Prospectus constitute "Forward Looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbors from liability created thereby. All such forward looking statements involve risks and uncertainties. As a result, there can be no assurance that the forward looking statements in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                               PROSPECTUS SUMMARY

This summary is qualified in its entirety by the information included elsewhere in this Prospectus and the detailed information and financial statements appearing in the documents incorporated in this Prospectus by reference.

The Company

Compositech Ltd. (the "Company" or "Compositech") was founded in 1984 by Jonas Medney and Fred Klimpl, its Chairman and President, respectively, to develop and market innovative and superior copper-clad fiberglass epoxy laminates used to make printed circuit boards required by the electronics industry. The Company was incorporated in the State of New York on June 13, 1984 and was merged into a newly formed Delaware corporation on January 29, 1988. The primary innovation of Compositech was to replace the fiberglass cloth component of the laminate with a more modern and structurally efficient fiberglass core resulting from a uniform, orthogonally layered construction. The Company has received grants of 22 patents covering its products, processes and apparatus, including five in the United States, and has submitted ten additional patent applications. The Company has been a development stage company through 1996. Based on the level of production and sales anticipated for 1997, the Company has concluded it is no longer in the development stage as of January 1, 1997.

On July 9, 1996, the Company received net proceeds of approximately $9.9 million from its initial public offering ("IPO"). Approximately $4.3 million was used to reduce debt substantially and pay accrued interest. The Company used the remaining proceeds to add production modules to its existing equipment and for working capital.

The Company's innovative laminates are produced using proprietary processes and machinery, designed by the Company's engineering staff. The patents on the laminates, processes and apparatus are supplemented with other proprietary technology unprotected by patents and considered by the Company to be of substantial value.

Compositech's laminate construction is structurally more efficient, resulting in enhanced smoothness and greater dimensional stability. The Company believes, based on results of customers' evaluations, that its improved products can economically replace the fiberglass woven cloth epoxy laminates currently used in the electronics industry. According to the Institute for Interconnecting and Packaging Electronic Circuits (the "IPC"), this market exceeded $2.9 billion in 1996.

The Company successfully constructed, debugged and operated its first pilot plant production equipment for laminates with a panel size of 24" x 24" in 1991. In 1991 and 1992, Compositech recruited an initial sales staff to develop the market potential of its product, continued refining its product and designing its production equipment to manufacture laminates with a panel size of 36" x 48" and initiated a sampling program targeted at major potential customers. In 1994, the Company started up and began debugging its first production module to manufacture 36" x 48" laminates and, in 1995 and 1996, produced laminates on this equipment in limited quantities for the purpose of making modifications to the production processes constituting the module and reformulating the laminates produced by the module. In the last quarter of 1996, the Company began installation of advanced production equipment which is now operational.

Industry Overview

Initially, most circuit boards had circuits (traces) on one or two sides. In the last ten years, rapid technological advances in both semiconductor design and fabrication techniques have placed significant demands on the performance of printed circuit boards. Greater circuit density, complexity and miniaturization have increased demand for more sophisticated printed circuit boards. In response to this demand, multilayer printed circuit boards were developed which incorporate multiple layers of metallic traces. The several layers of circuitry are aligned and bonded together in a stack to form a multilayer board with both horizontal and vertical electrical interconnections. Further circuit board sophistication is currently being achieved by decreasing the width and separation of the traces, drilling and plating smaller holes to connect the internal trace layers and precisely situating the traces and pads on the board surface to accommodate surface mount components.

These trends in the printed circuit board industry have placed increasingly rigorous demands on the electrical, thermal, chemical and mechanical properties of laminates. Mechanical properties must be increasingly more uniform and tightly controlled in order to align the various layers in a multilayer printed circuit board. Electrical properties of laminates must be highly consistent and predictable in order to avoid circuit timing malfunctions. Thermal stability is also critical for attaching the components and for dense, high speed systems, because of the heat generated.

Compositech's technology is targeted at the fiberglass laminate segment of the laminate industry. According to the IPC, in 1996 the single- and double-sided laminate market was approximately $1.2 billion and the multilayer/high performance laminate market was approximately $1.7 billion, totaling $2.9 billion. In these two segments, the United States' share was approximately $790 million reflecting a growth rate of 20%.

Products

Printed Circuit Board Laminates. Printed circuit boards are the basic platforms used to interconnect the microprocessors, integrated circuits and other components essential to the functioning of electronic products. They consist of a pattern of electrical circuitry resulting from etching copper foil laminated to a composite made of insulating materials usually comprised of fiberglass and epoxy. The laminate itself, therefore, is the copper-clad, fiberglass and epoxy core from which printed circuit boards are produced.

Compositech's Laminates. CL200+ is the introductory Compositech laminate. This laminate uses the same basic raw materials as conventional laminates: fiberglass yarn, epoxy resin and copper foil. Compositech combines these materials into a unique, more efficient laminate. Conventional laminates are made from woven fiberglass cloth in which the yarn is twisted and crimped in the weaving process. The resultant weave pattern is impressed into the copper foil, thereby roughening the surface of the laminate. In the construction of Compositech's laminates, the filaments of fiberglass are not twisted but are wound in orthogonal layers of flat, continuous parallel filaments. This construction creates the enhanced smoothness and improved dimensional stability of Compositech's laminates.

High processing temperature tolerance is necessary for soldering components to circuit boards. CL200+ uses a proprietary epoxy resin formulation that, according to Company tests, results in a thermal rating over 200(degree) C, which is generally 20(degree) C to 80(degree) C higher than other copper-clad fiberglass epoxy laminates. Certain laminates produced from materials other than fiberglass epoxy, addressing a small, higher cost end of the market, have thermal ratings which equal or exceed those of the Company's introductory CL200+ laminates.

Management believes that the benefits of Compositech's laminates should enable the printed circuit board industry to:

     o    Decrease costs through  reducing waste in the  manufacture of existing
          boards  because  the  improved  dimensional   stability,   temperature
          tolerances and enhanced smoothness increase manufacturers' yields.

     o Accelerate the development of new products requiring denser circuitry by permitting finer lines and smaller pads. A pad is a portion of a conductive pattern which is usually, but not exclusively, used for the connection and/or attachment of components.

Compositech's Strategy

The Company's objective is to be the leading manufacturer of copper-clad fiberglass epoxy laminates for electronics equipment. The Company expects to achieve this position through the effective exploitation of its patented and proprietary products and processes.

Management has targeted the $1.7 billion multilayer laminate market sector for its initial sales efforts to establish its laminates as the leading-edge technology for current and future economical production of printed circuit boards.

Management believes that the strategic value of the Company's products to its prospective customers is to enable them economically to produce increasingly sophisticated circuit boards in a shorter time cycle. This combination of benefits is a basic element of Compositech's product technology thrust.

The Company has patented and developed a flexible manufacturing process that it believes can be exceptionally responsive to the ever-changing product iterations required by the rapid introduction of new designs into the electronics market. The manufacturing capacity can be expanded incrementally in response to increased market demand.

Management believes that the Company's technology has global potential. According to IPC data, approximately 70 percent of the world laminate market is outside of North America. The Company plans to export its products and form strategic alliances to manufacture and market its laminates internationally.

Marketing and Customers

The Company's marketing efforts are directed to establishing good working relations with leading-edge producers of circuit boards. According to the IPC, there are over 670 manufacturers of printed circuit boards in North America with 18 companies comprising over one-third of the market. The Company has sold its laminates principally on a test basis to a select group of these companies considered to be the key companies for Compositech's growth. During the past three years, Compositech has encouraged benchmark comparisons of its laminates with current laminates. In virtually all of these evaluations, CL200+ has proven superior to current laminates. These results have led several manufacturers to begin to use CL200+ for current production applications, but such use has been limited by the Company's inability to supply laminates in large
quantities  because  of  working  capital  and  production  constraints.   These
companies include AMP Incorporated ("AMP"), VIASYSTEMS Technologies Corp., successor to Lucent Technologies, Inc. (formerly part of AT&T Corp.), HADCO Corporation, Merix Corporation and North American Printed Circuits (a division of TYCO International Ltd.). Customers benefit from increased production yield primarily by reducing waste caused by circuitry misalignment.

Compositech's laminates are designed and have proven to be directly substitutable for conventional laminates in the circuit board production process as demonstrated by their use in production by customers. This compatibility enables the circuit board manufacturer to substitute Compositech's laminates without the need for additional equipment or new process technology.

The Company markets to circuit board manufacturers in the United States and Canada with its own direct sales force recently supplemented by two independent sales representatives. The Company's own sales force currently consists of its President, its Vice President of Sales and a marketing assistant. The Company plans to use additional independent sales representatives and distributors to expand sales.

Although the Company does not believe that ultimately its business will be dependent upon a single customer, in view of limited production capacity the Company currently is focusing its efforts on a number of select accounts. In 1996, HADCO Corporation and Merix Corporation represented 50.8% and 46.4% respectively, of the Company's net sales. The printed circuit board industry generally follows a "just-in-time" strategy by purchasing laminates only as they are required for production runs. Accordingly, the Company currently does not have a significant backlog of sales commitments as the orders are matched to the Company's present production capacity. The Company expects the backlog to increase in relation to its planned production expansion.

                         ------------------------------

The Company's offices are at 120 Ricefield Lane, Hauppauge, New York 11788 and its telephone number is (516) 436-5200.


                               RECENT DEVELOPMENTS

Sale of Convertible Debentures

In May, June and July 1997, the Company issued $3,500,000 of 5% Convertible Debentures (the "Debentures") in a private placement for which the Company received net proceeds of approximately $3,163,000. The Debentures were issued to provide funds to obtain additional production equipment and for working capital. Interest is payable quarterly. The Debentures are due May 31, 2000 and are collateralized by the equipment obtained with the proceeds. The Debentures are convertible into shares of Common Stock commencing August 26, 1997 at the lesser of (i) $6.00 per share or (ii) (a) from August 26, 1997 to November 24, 1997, 85% and (b) from November 25, 1997 to maturity, 80%, of the closing bid price of the Common Stock as reported on The Nasdaq SmallCap MarketSM for the five trading days prior to the date of conversion. The Company may repurchase the Debentures at a 25% premium if the closing bid price of the Common Stock is less than $4.00 for any two days out of a five day trading period. Trautman Kramer & Company Inc., the placement agent, received warrants to buy 98,000 shares of the Company's Common Stock at $6.00 per share in connection with the sale of Debentures.

Based on a recent SEC  pronouncement,  due to the  difference  between  the fair market value of the Common Stock on the date the Debentures were sold and the earliest discounted conversion price, the Company recognized a deferred financing cost of $114,000 in the second quarter of 1997 and expects to recognize $411,000 of such costs in the third quarter of 1997. The deferred financing cost is being amortized over the periods from issuance to August 26, 1997, the date on which the Debentures become convertible.

The Company is negotiating for the sale of additional convertible debentures of $4-6 million.


Canadian Joint Venture

On February 6, 1997, following an earlier Memorandum of Understanding, the Company agreed in principle with four Quebec institutional investors (collectively, the "Quebec Investors") to form a 50/50 joint venture for the establishment of a plant in the greater Montreal area to manufacture Compositech's laminates. The project cost is estimated to be approximately $24.5 million with an initial capitalization by the parties of approximately $11 million with the balance to be in debt financing for which firm commitments have been obtained from the National Bank of Canada and governmental agencies. The Company's $5.5 million capital investment in the joint venture is to be funded by the Quebec Investors purchasing shares of the Company's Common Stock. In July 1997, the parties agreed that the purchase price of the shares would be the weighted average closing price for the 60 day trading period ending with the closing of the agreements expected to be in early August. Based on the latest market values, there would be an estimated 1,036,000 shares issued. The Quebec Investors will have an option to sell their 50% interest in the joint venture to the Company for a like number of shares and, under certain circumstances, the Company would have an option to purchase the interest for the same number of shares. The establishment of the project is subject to the completion of definitive agreements and certain other conditions. The Company is unable to predict when, if ever, such conditions will be satisfied.

                                  THE OFFERING


Securities Offered............2,541,025  shares of Common Stock, par value $0.01 per share, offered by the Selling Stockholders.(1)
                              (2)


Common Stock Outstanding
     prior to the Offering....6,153,939 shares as of July 28, 1997.(3)


Plan of Distribution..........The Common Stock  offered  hereby may be sold from time to time in one or more transactions at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

Use of Proceeds...............The Company  will not receive any of the  proceeds from the sale of the shares of Common Stock offered hereby. The proceeds, if any, from the exercise of Warrants will be used for working capital and general corporate purposes.

Symbol for Common Stock.......CTEK


                         ------------------------------

(1)  Includes 985,469 shares of Common Stock underlying warrants.

(2)  Includes 1,555,556 shares of Common Stock underlying the Debentures.

(3) Does not include 4,029,100 shares issuable upon exercise of outstanding options and warrants at a weighted exercise price of $5.05 per share and the outstanding shares of Series A Convertible Preferred Stock, which are convertible into 307,077 shares of Common Stock at the option of the stockholders.



                                  RISK FACTORS

An investment in the Securities offered hereby is speculative and involves a high degree of risk. In analyzing the offering, prospective investors should read this entire Prospectus and the information incorporated herein by reference and carefully consider the following risk factors in addition to the other information set forth elsewhere in this Prospectus.

Development Stage Company Until December 31, 1996; Ability to Continue as Going Concern; Uncertainty of Future Financial Results

The Company has been a development stage company through December 31, 1996 and has had limited revenues from the sale of laminates, has incurred significant losses and has had substantial negative cash flow since its inception. As of December 31, 1996, the Company had an accumulated deficit of $20,573,767 and as of March 31, 1997, an accumulated deficit of $21,646,161. The Company's independent auditors have included an explanatory paragraph in their report covering the December 31, 1996 financial statements, which expresses substantial doubt about the Company's ability to continue as a going concern. The Company will require, and is negotiating for, additional financing to cover operating expenses and expenditures for additional production equipment until revenues from operations are sufficient for these purposes. The Company expects significant operating losses to continue in 1997. There can be no assurance that the Company will successfully complete expansion of its production equipment, achieve broad commercial acceptance of its product or generate sufficient revenues to achieve profitable operations.

Need for Additional Financing

The Company's available funds, without giving effect to alternative sources of revenue, may not be sufficient to raise the Company's production level to profitability or provide sufficient working capital for expansion of sales. Consequently, the Company is in the process of obtaining additional financing. The Company recently closed on a private placement of convertible debentures of $3,500,000 and is seeking additional financing. See "Recent Developments." Such financing may be raised through additional equity offerings, joint ventures or other collaborative relationships, borrowings or other financings. There can be no assurance that additional financing will be sufficient and available or, if it is available, that it will be available on acceptable terms. If additional funds are raised through the issuance of equity securities or securities convertible into equities, the percentage ownership of then current stockholders of the Company will be reduced and such securities may have rights, preferences or privileges senior to those of the holders of Common Stock. If adequate funds are not available to satisfy either short-term or long-term capital requirements, the Company may be required to limit its operations significantly.

Competition

The laminate manufacturing business is highly competitive. The Company's competitors include major corporations, such as General Electric Company and AlliedSignal Inc., which have substantial financial, marketing and technical resources. In 1994, the Company granted patent immunity on its product patents to AMP and Akzo Electronics Products NV, which, at the time, were operating a joint venture which was developing a new process to make linear laminates. The Company may need to raise substantial additional resources to compete effectively. There is no assurance that the Company will be able to compete successfully in the future.

Management of Growth

The Company intends to expand significantly its overall level of operations. Any such expansion, however, is expected to strain the Company's management, technical, financial and other resources. To manage growth effectively, the Company must add manufacturing capacity and additional personnel while maintaining a high level of quality and achieving good manufacturing efficiency and while expanding, training and managing its employee base. The Company's failure to add capacity and manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

Reliance Upon Key Personnel

The Company believes that its success will depend to a significant extent upon the efforts of its senior management, in particular Jonas Medney, its Chairman and Chief Executive Officer, and Fred E. Klimpl, its President and Chief Marketing Officer, who together invented its technology and founded the Company. The Company maintains and is the beneficiary of $2 million key person life insurance policies on each of Messrs. Medney and Klimpl. The loss or unavailability of either Mr. Medney or Mr. Klimpl or other senior management could have a material adverse effect on the Company's business, financial condition and results of operations.

Dependence on Single Manufacturing Facility

The Company's current laminate manufacturing operations are centralized in one building in Hauppauge, New York, although a joint venture is planned to build an additional and larger plant in Montreal. Because the Company currently does not operate multiple facilities in different geographic areas, a disruption of the Company's manufacturing operations resulting from sustained process abnormalities, human error, government intervention or a natural disaster such as fire, earthquake or flood could cause the Company to cease or limit its manufacturing operations and consequently have a material adverse effect on the Company's business, financial condition and results of operations.

Uncertainty of Production Quality and Production Costs; Process Disruption

The Company has had limited experience in producing laminates on its first production-scale module. The Company recently added production modules to achieve higher quantity levels and economies of scale. This expansion is the first production-scale expansion undertaken by the Company, and consequently no assurances can be made that the Company's production facilities will meet the Company's production targets in a timely way or that the resultant product will meet the high commercial standard needed for successful market penetration. Furthermore, the expanded production facilities may not be able to provide adequate efficiencies and produce high yields. In addition, the costs of production may not be as low as management expects, in which case the Company may not achieve profitable operations. The Company's business involves highly complex manufacturing processes which are subject to disruption. Process disruptions have occurred, resulting in delays in product shipments. Process disruptions were due to machine breakdowns, lack of adequate interior atmospheric control of temperature and humidity, electric utility power failures, problems of breaking in an expanded workforce, contamination generated during installation of equipment and development of processes, and defective incoming copper foil. There can be no assurance that disruptions will not occur in the future. The loss of revenue and earnings to the Company from such a disruption could have a materially adverse effect on its results of operations.

Significant Customers

Due to limited productive capacity, the Company has been focusing its efforts on a few select accounts. During 1996, HADCO Corporation and Merix Corporation accounted for 50.8% and 46.4%, respectively, of sales. Loss of these customers could have a material adverse effect on the Company's business.

Technological Change

The Company's laminates are used in the electronic printed circuit board industry which could encounter competition from new technologies in the future and reduce the number of circuit boards required in electronic equipment or render existing interconnect technology less competitive or obsolete.

Availability of Materials; Dependence Upon Third-Party Supplier

Raw materials used by the Company to produce laminates are purchased by the Company and in certain circumstances the Company bears the risk of price fluctuations. In addition, shortages of and defects in certain types of materials have occurred in the past and may occur in the future. Future shortages, defects or price fluctuations in raw materials could have a material adverse effect on the Company's business, financial condition and results of operations. Owens Corning a major fiberglass manufacturer, has developed and continues to develop products to meet the Company's processing and product requirements. Should this manufacturer not continue supplying the Company's quality and quantity needs, the Company would have to secure another supplier. Such event could have a material adverse effect on the Company's ability to supply customers and could reduce expected sales and increase the costs of manufacture. No assurances can be given that an alternative supplier could meet the Company's quality and quantity needs on satisfactory terms.

Patents and Intellectual Property Protection

The Company believes that its patent estate and its know-how are important for the protection of its technology. No assurance can be given that any patents issued to the Company will not be challenged, invalidated or circumvented or that such patents will provide substantial protection with respect to the Company's product, process or competitive position. In addition, certain proprietary information which is considered to be of substantial value is not covered by patents and, along with the Company's other intellectual property, is subject to misappropriation or obsolescence. In addition, the Company has granted certain immunities on its product patents to potential competitors of the Company, AMP and Akzo Electronics Products NV. The Company also has granted HT Troplast AG ("HT"), a principal stockholder of the Company, the exclusive right to produce and market Compositech's laminates in Europe, the countries of the former Soviet Union and Turkey. HT has exited the laminate business and no longer pursues an active role therein. Pursuant to the existing license agreement with HT, the Company has the obligation to sell only through HT in such territories.

Environmental Compliance

The Company uses copper and chemicals in its manufacturing process and limited amounts of solvents for the sole purpose of cleaning its equipment. Although the Company believes that its facility complies in all material respects with existing environmental laws and regulations, there can be no assurance that violations will not occur. In the event of any future violations of environmental law and regulations, the Company could be held liable for damages and for the cost of remedial actions. In addition, environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with a violation.

Control by Existing Stockholders

As at July 28, 1997, officers, directors and other significant stockholders of the Company owned approximately 48% of the Company's Common Stock and voting preferred stock, including stock options and warrants exercisable within 60 days. It is expected that these stockholders will continue to control the management and policies of the Company, including, without limitation, the power to elect and remove a majority of directors of the Company and the power to approve any action requiring common stockholder approval. In addition, some of these officers, directors and other stockholders, in connection with certain outstanding loans, have a security interest in the

Company's manufacturing equipment and all of the Company's patents and patent applications or in the Company's U.S. patents and patent applications.

Certain Restrictive Charter and Bylaw Provisions

The Company's Certificate of Incorporation and Bylaws empower the Board of Directors, without approval of the stockholders, to issue shares of preferred stock and to fix the rights and preferences thereof, and to prohibit stockholders of the Company from calling a special meeting unless requested by at least a majority of the outstanding voting shares. The certificate does not provide for cumulative voting for election of directors. In addition, the Bylaws of the Company provide that while the removal of a director or the entire board of directors, with or without cause, may be accomplished by the holders of the majority of shares entitled to vote, any director designated by HT may only so be removed for cause. These provisions could have the effect of deterring unsolicited takeovers or other business combinations or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for the securities over then-current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

Possible Depressive Effect of Future Sales of Common Stock; Registration Rights

Immediately following this Offering, there will be an aggregate of 8,694,964 shares of Common Stock outstanding. In addition, an aggregate of 4,029,100 shares of Common Stock will be issuable pursuant to outstanding warrants and options and 307,077 shares will be issuable upon the conversion of Series A Convertible Preferred Stock. The Company has agreed in principle with four Quebec institutional investors to form a 50/50 joint venture for the establishment of a plant in the greater Montreal area to manufacture Compositech's laminates and which contemplates the issuance of an estimated 1,036,000 shares of the Company's Common Stock in consideration for the investors' capital investment in the project. As presently contemplated, the investors would have an option to sell their interest in the project to the Company for an estimated additional 1,036,000 shares of the Company's Common Stock and the Company would have an option to purchase the investors' interest in the project for a like number of shares under certain conditions. Subject to restrictions on transfer referred to below, shares of Common Stock issued by the Company in private transactions, are treated as "restricted securities" as defined under the Securities Act and in the future may be sold in compliance with Rule 144 under the Securities Act or pursuant to a registration statement filed under the Securities Act. As of July 28, 1997, 1,963,615 shares (including shares which may be acquired upon conversion of Series A Convertible Preferred Stock) are eligible for sale under Rule 144 subject to the restrictions on transfer agreed to between certain stockholders and the Representative of the Underwriters in the Company's Initial Public Offering, as set forth below. In addition, 286,500 shares (including shares which may be acquired upon conversion of Series A Convertible Preferred Stock and exercise of outstanding warrants), are entitled, subject to certain restrictions, to include their shares in any registration of securities by the Company (subject to the restrictions on transfer set forth below). Rule 144 generally provides that a person holding restricted securities for a period of one year may sell every three months in brokerage transactions or market-maker transactions an amount equal to the greater of (i) one percent (1%) of the Company's issued and outstanding Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. The sale of substantial numbers of such shares, whether pursuant to Rule 144 or pursuant to a registration statement, may have a depressive effect on the market price of the Securities. However, (i) the Company's directors, executive officers and certain principal stockholders, holding 2,881,235 shares of Common Stock (assuming conversion of Series A Convertible Preferred Stock), in the aggregate, have agreed not to sell, assign or transfer any of their shares until July 2, 1998, (ii) three holders of an aggregate of 158,080 shares of Common Stock have agreed not to sell, assign or transfer any of their shares until July 2, 1998 without the prior written consent of the Company, and (iii) 85 of the Company's other holders of Common Stock (or Series A Convertible Preferred Stock convertible into Common Stock) holding 581,784 shares of Common Stock (assuming conversion of Series A Convertible Preferred Stock) have agreed not to sell, assign or transfer any of their securities until January 2, 1998, without the prior written consent of the Representative.

Quotation of Securities on The Nasdaq SmallCap MarketSM; Possible Loss of Quotation of Securities

The Company's Common Stock and Redeemable Common Stock Warrants are quoted on The Nasdaq SmallCap MarketSM. However, there can be no assurance that a liquid and active trading market will be sustained. In addition, there can be no assurance that the Company will continue to meet the maintenance criteria for continued listing of the Common Stock and the Warrants on The Nasdaq SmallCap
MarketSM. The minimum listing requirements for The Nasdaq SmallCap MarketSM include, among other criteria, assets of at least $2.0 million, capital and surplus of at least $1.0 million, and a minimum bid price per share of $1.00 or, alternatively, a market value of the public float of $1.0 million and $2.0 million in capital and surplus. In addition, continued inclusion on The Nasdaq SmallCap MarketSM requires two market makers. Furthermore, The Nasdaq SmallCap MarketSM listing and maintenance criteria may become more stringent over time and thus more difficult for the Company to meet. Failure to meet the maintenance criteria may result in the discontinuance of the inclusion of the Common Stock and the Warrants in The Nasdaq SmallCap MarketSM. In such event, trading, if any, in the Common Stock and the Warrants may continue to be conducted in non-Nasdaq over-the-counter markets and investors may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock and the Warrants. The Common Stock would then be subject to the risk that it could become characterized as low-priced or "penny stock," which characterization could severely affect market liquidity.

Penny Stock Regulation

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Securities become subject to the penny stock rules, investors in this Offering may find it more difficult to sell their Securities.


                                 USE OF PROCEEDS

The Company will not receive any proceeds resulting from the sale of the shares of Common Stock by the Selling Stockholders. See "Selling Stockholders."

The Warrants except for the Warrants held by Trautman Kramer & Company Inc. entitle the holder to purchase one share of Common Stock from the Company at an exercise price of $3.00 per share. The Warrants held by Trautman Kramer &
Company, Inc. have an exercise price of $3.96 per share. The Common Stock Purchase Warrants received by Trautman Kramer & Company, Inc. in connection with the Debentures have an exercise price of $6.00 per share. The exercise of all the foregoing warrants would result in total gross proceeds to the Company of $3,324,320. In the event that any of the Warrants are exercised in the future, net cash proceeds to the Company would be used for general working capital purposes. Whether, how and to what extent any Warrants will be exercised cannot be predicted by the Company.


                              SELLING STOCKHOLDERS

The following table sets forth certain information concerning the number of shares of Common Stock offered hereby by each of the Selling Stockholders and as adjusted to reflect the ownership of shares of Common Stock after the offering. The footnotes to the Selling Stockholder table below indicates those Selling Stockholders which disclosed to the Company their ultimate control persons pursuant to filings under the Exchange Act.

                                            Securities Owned Prior to the                           Shares Owned
                                                     Offering                                         after the
                                                       (1)                                           Offering (1)
                                        -------------------------------------                     -----------------
                                           Common    Warrants    Debentures      Shares to
       Name of Selling Stockholder          Stock      (2)          (3)          be Offered          Shares     %
       ---------------------------      ----------- ----------- ------------     -----------      ----------- -----
      Warrants

      Joseph & Diana Anzollitto                         4,125                         4,125

      Jan Arnett                                       12,375                        12,375

      Artform NV
      c/o Robert Kleinschmidt                          16,500                        16,500

      Richard H. Bailey (4) (6)             7,000       4,500                         4,500           7,000     *

      Amy Baratz (6)                       10,000       2,500                         2,500          10,000     *

      Mark Barbera                                      8,250                         8,250

      Vincent Barbera                                   8,250                         8,250

                                            Securities Owned Prior to the                           Shares Owned
                                                     Offering                                         after the
                                                       (1)                                           Offering (1)
                                        -------------------------------------                     -----------------
                                           Common    Warrants    Debentures      Shares to
       Name of Selling Stockholder          Stock      (2)          (3)          be Offered          Shares     %
       ---------------------------      ----------- ----------- ------------     -----------      ----------- -----
      Richard Beard                                     8,250                         8,250

      Steven Beck                                       4,125                         4,125

      Winslow Bennett                                   8,250                         8,250

      Sidney Berger                                     8,250                         8,250

      Michael Bevilacqua                                4,125                         4,125

      Paul Bloustein                                    8,250                         8,250

      Richard Bogen                                     4,125                         4,125

      Alex Booth Jr.                                    4,125                         4,125

      Michael Braverman                                 2,475                         2,475

      Robert Bray                           2,000       1,650                         1,650           2,000     *

      John Broome                                      16,500                        16,500

      Marc Cannon                                       8,250                         8,250

      Kethe Cicconi                                     8,250                         8,250

      John Cornell                                      4,125                         4,125

      Robert Corwell (4)                    5,000       9,000                         9,000           5,000     *

      Michael Dinstein                                  4,500                         4,500

      Joachim Felten                                    9,000                         9,000

      Albert I. Feuerstein                              4,500                         4,500

      Donaldson, Lufkin & Jenrette
      FBO Alexander Fisher                  3,333       9,000                         9,000           3,333     *

      Rose Free Trust,
      John U. Free Jr. Trustee                          6,600                         6,600

      Leonard Fuchs                                     8,250                         8,250

      Steven Galack                                    16,500                        16,500

      Harvey Glicker                                    8,250                         8,250

      Lawrence I. Glickman,
      Rev. Trust                            3,000       2,250                         2,250           3,000     *

      Mosdos Hachesed                                  33,000                        33,000

      Abraham Herbst                                    8,250                         8,250

      Jackie Herbst                                    16,500                        16,500

                                            Securities Owned Prior to the                           Shares Owned
                                                     Offering                                         after the
                                                       (1)                                           Offering (1)
                                        -------------------------------------                     -----------------
                                           Common    Warrants    Debentures      Shares to
       Name of Selling Stockholder          Stock      (2)          (3)          be Offered          Shares     %
       ---------------------------      ----------- ----------- ------------     -----------      ----------- -----
      Gerald Hilger                                     4,125                         4,125

      William Hoffman                                   4,125                         4,125

      HST Partners                                     24,750                        24,750

      Willard T. Jackson (5) (7)          462,000     100,800                       100,800         462,000   5.0%

      Michael Jones                                     4,125                         4,125

      Michael Kaplan                                    4,125                         4,125

      Mayeer Karkowsky                                  4,125                         4,125

      Harold Kenter                                     8,250                         8,250

      Prudential Securities IRA
      FBO Leonard H. King (4) (8)          13,934      13,500                        13,500          13,934     *

      Robert Kinney                                     8,250                         8,250

      Ira Kirsch                                        8,250                         8,250

      Fred E. Klimpl (5) (9)              649,323       3,750                         3,750         649,323   7.2%

      Prudential Securities
      FBO Fred Klimpl (5) (10)                          9,000                         9,000

      Robert Kramer                                     4,125                         4,125

      Terry Lance                                       4,125                         4,125

      Brian Leader                                     20,625                        20,625

      Michael Leeds                         6,667       9,000                         9,000           6,667     *

      Jon Lind                                         16,500                        16,500

      Keith Martin                                      4,125                         4,125

      MBCD Partnership,
      c/o Chad Dubin                                    4,125                         4,125

      Jonas Medney (5) (11)             1,248,594      19,800                        19,800       1,248,594   13.8%

      Thelma Mendel                                     4,125                         4,125

      Allen Notowitz                                    8,250                         8,250

      Robert Paterno                                    4,125                         4,125

      Paul Radziwon                                     8,250                         8,250

      Joseph Ratner                                     4,125                         4,125

      Michael Reiner                                    4,125                         4,125

                                            Securities Owned Prior to the                           Shares Owned
                                                     Offering                                         after the
                                                       (1)                                           Offering (1)
                                        -------------------------------------                     -----------------
                                           Common    Warrants    Debentures      Shares to
       Name of Selling Stockholder          Stock      (2)          (3)          be Offered          Shares     %
       ---------------------------      ----------- ----------- ------------     -----------      ----------- -----
      Alan Reis                                         2,063                         2,063

      Harold Reis                                       2,063                         2,063

      Michael & Philip Rhodes                           9,000                         9,000

      Jules Roma                                        8,250                         8,250

      Paul Rosenberg (6)                    2,000       1,500                         1,500           2,000     *

      Byron Rosenstein                                 16,500                        16,500

      Kenneth Rozenberg                                 4,125                         4,125

      Rodney Rush                                       4,125                         4,125

      Rick Alan Schafer                                16,500                        16,500

      Lester Schupak                                    4,125                         4,125

      David Selin                                       8,250                         8,250

      Edward Shrawder                                   4,125                         4,125

      Newton Trust Company
       FBO Seymour Siegal                               4,500                         4,500

      Paul Solomon                                      5,400                         5,400

      Rima Spielman                                     4,500                         4,500

      Christopher Stowell                               8,250                         8,250

      Sam Teitelbaum                                    8,250                         8,250

      Trautman Kramer &
      Company, Inc.                                   174,993                       174,993

      Gregory Trautman                                 26,400                        26,400

      Lawrence Unger                                    8,250                         8,250

      Paula & Larry VonKuster                           8,250                         8,250

      Randy Waldron                                     8,250                         8,250

      Richard Weisler                                   4,125                         4,125

      Smith Barney
      c/f Joseph Williams IRA                          16,500                        16,500

      Wayne & Eunice Williams                           4,125                         4,125

      Samuel Willits                                    8,250                         8,250

      Stephen Wolfe                                     4,125                         4,125


                                            Securities Owned Prior to the                           Shares Owned
                                                     Offering                                         after the
                                                       (1)                                           Offering (1)
                                        -------------------------------------                     -----------------
                                           Common    Warrants    Debentures      Shares to
       Name of Selling Stockholder          Stock      (2)          (3)          be Offered          Shares     %
       ---------------------------      ----------- ----------- ------------     -----------      ----------- -----
      Michael Wolfson (4) (12)             17,667      12,750                        12,750          17,667     *

      Jay Ziffer                                        2,475                         2,475

      Debentures

      Shaar Advisory Services Ltd.(13)                              240,000         240,000

      Shaar Capital LLC (13)                                        426,667         426,667

      The Shaar Fund (13)                                           888,889         888,889
                                        ---------   ---------     ---------       ---------       ---------   ----

      Totals                            2,430,518     985,469     1,555,556       2,541,025       2,430,518   26.0

----------

(*) Represents, after the sale of all shares of Common Stock encompassed by this Prospectus, less than 1% of the outstanding Common Stock.

(1) The shares of Common Stock and voting rights owned by each person, and the shares included in the total number of shares of Common Stock and votes outstanding used to determine the percentage of shares of Common Stock and voting rights owned by each person and such group, have been adjusted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 to reflect the ownership of shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days of the date of this Prospectus. As provided in such Rule, such shares issuable to any holder are deemed outstanding for the purpose of calculating such holder's beneficial ownership but not any other holder's beneficial ownership.

(2) The shares listed above under Warrants, except for Trautman Kramer & Company, Inc., represent shares of Common Stock underlying Common Stock Purchase Warrants, as amended, exercisable at $3.00 per share issued in connection with the Company's private placement which had a final closing on February 15, 1996. The shares listed above for Trautman, Kramer & Company, Inc. include (i) 76,993 shares underlying Common Stock Purchase Warrants exercisable at $3.96 per share issued as partial compensation for the aforementioned private placement and 98,000 shares underlying Common Stock Purchase Warrants exercisable after August 25, 1997, at $6.00 per share issued as partial compensation for the private placement of the Debentures.

(3) The 1,555,556 shares of Common Stock underlying the Debentures are not convertible until August 26, 1997, pursuant to the Debenture Agreements between the Debenture holders and the Company.

(4) Subject to lock-up until January 2, 1998 under an agreement with the representative of the underwriter of the Company's IPO.

(5) Subject to lock-up until July 2, 1998 under an agreement with the representative of the underwriter of the Company's IPO.

(6) All shares listed are shares of Common Stock underlying warrants to purchase the Company's Common Stock.

(7) Includes warrants to purchase 177,000 shares of Common Stock and options to purchase 12,500 shares of Common Stock under the Company's Amended and Restated Stock Award Plan.

(8)  Includes  1,934  shares of Common  Stock  listed  under the name of Leonard
     King.

(9) Includes warrants to purchase 17,000 shares of Common Stock and options to purchase 32,333 shares of Common Stock under the Company's Amended and Restated Stock Award Plan.

(10) Warrants held by self directed retirement plan owned by Fred E. Klimpl, the Company's President.

(11) Includes warrants to purchase 12,000 shares of Common Stock and options to purchase 36,617 shares of Common Stock under the Company's Amended and Restated Stock Award Plan.

(12) Includes warrants to purchase 11,000 shares of Common Stock.

(13) Each  entity  is  beneficially  owned  by a  number  of  non-U.S.  persons.
----------

The shares of Common Stock are being registered under the Securities Act pursuant to the terms of certain registration rights agreements between the Selling Stockholders and the Company entered into at the time the Selling Stockholders acquired the Warrants and Debentures. Each Selling Stockholder will be entitled to receive all of the proceeds from the future sale of his, her or its shares of Common Stock. Except for the costs of including such shares of Common Stock within the registration statement of which this Prospectus forms a part, which costs are borne by the Company, the Selling Stockholders will bear all expenses of any offering by them of their shares of Common Stock, including the costs of their counsel and any sales commissions incurred.

                              PLAN OF DISTRIBUTION


The shares of Common Stock may be sold by the Selling Stockholders or Transferees from time to time in one or more transactions at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders or Transferees may sell the shares of Common Stock offered hereby (i) through brokers and dealers; (ii) on The Nasdaq SmallCap MarketSM; (iii) any other exchanges upon which the shares are listed; (iv) "at the market" to or through a market maker or into an existing trading market; or (v) in other ways not involving exchanges, market makers or established trading markets, including direct sales to purchasers. Additionally, the shares may also be publicly offered through agents, underwriters or dealers. In such event the Selling Stockholders or Transferees may enter into agreements with respect to any such offering.

The Selling Stockholders or Transferees and any dealers or agents that participate in the distribution of shares of the Common Stock may be deemed to be underwriters, and any profit on the sale of shares of Common Stock by the Selling Stockholders or Transferees and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

The sale of the shares of Common Stock by the Selling Stockholders or Transferees may also be effected from time to time by selling shares directly to purchasers or to or through certain broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Selling Stockholders or may purchase from the Selling Stockholders or Transferees all or a portion of the shares as principal and thereafter may resell any shares so purchased. Sales by any such broker-dealer, acting as agent or as principal, may be made pursuant to any of the methods described below. Such sales may be made on The Nasdaq SmallCap MarketSM or other exchanges on which the Company's Common Stock is then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at negotiated prices.

The shares of Common Stock offered under the Registration Statement (of which this Prospectus is part) may also be sold in one or more of the following transactions (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer for its own account pursuant to this Prospectus; (iii) a special offering, and exchange distribution or a secondary distribution in accordance with applicable stock exchange rules; or (iv) ordinary brokerage transactions and transactions in which broker-dealers solicit purchasers. In effecting sales, broker-dealers engaged by the Selling Stockholders or Transferees may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Stockholders or Transferees in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the shares, which is not expected to exceed that which is customary in the types of transactions involved.

The Selling Stockholders and Transferees will pay all of the expenses incident to the offering and sale of the shares of the Common Stock offered under this Prospectus, including commissions and fees of dealers or agents. The Company has paid or will pay all expenses related to the Registration Statement, including registration fees and the fees of counsel or other experts retained by the Company in connection with the registration.

The Company has informed the Selling Stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to the sales of their shares offered hereby. The Company also has advised the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any sale of the shares offered hereby.

Certain Selling Stockholders may from time to time purchase shares of Common Stock in the open market. These Selling Stockholders have been notified that they should not commence any distribution of shares of Common Stock unless they have terminated their purchasing and bidding for Common Stock in the open market as provided in applicable securities regulations.

There is no assurance that the Selling Stockholders or the Transferees will sell any or all of the shares of Common Stock offered by them hereby.


                                 LEGAL OPINIONS

The validity of the shares of Common Stock offered hereby will be passed upon for the Company and Selling Stockholders by Donovan Leisure Newton & Irvine, 30 Rockefeller Plaza, New York, New York, 10112.

                                     EXPERTS

The financial statements of Compositech Ltd. appearing in the Company's Annual Report (Form 10-KSB) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to a going concern uncertainty mentioned in Note 1 to the financial statements) included therein and included herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

No dealer,  salesman or other person has been
authorized to give any information or to make
any  representation  not  contained  in  this
Prospectus,  and,  if  given  or  made,  such           2,541,025 Shares of
information  or  representation  must  not be     Common Stock ($0.01 Par Value)
relied upon as having been  authorized by the
Company  or the  Selling  Stockholders.  This
Prospectus  does not  constitute  an offer to
buy any of these securities offered hereby in
any  jurisdiction to any person to whom it is
unlawful   to  make   such   offer   in  such
jurisdiction.







                CONTENTS
                                         Page           COMPOSITECH LTD.

Available Information....................  3

Incorporation of Certain
Documents by Reference...................  3

Prospectus Summary.......................  5            ________________

Recent Developments......................  8               PROSPECTUS
                                                        ________________
Risk Factors............................. 10

Use of Proceeds.......................... 16

Selling Stockholders..................... 16             July ___, 1997

Plan of Distribution..................... 21

Legal Opinions........................... 22

Experts.................................. 22

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various estimated amount of fees and expenses payable in connection with this offering other than sales commissions. All such expenses will be borne by the Registrant.

           Item                                    Amount of Expenses
           ----                                    ------------------

Commission Registration Fees                             $5,055

Printing Expenses                                         5,000

Accounting Fees and Expenses                              5,000

Legal Fees and Expenses                                  20,000

Miscellaneous                                             2,000
                                                        -------

         Total                                          $37,055
                                                        =======


Item 15. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware and Article Eighth of the Company's Amended and Restated Certificate of Incorporation contain provisions for indemnification of officers, directors, employees and agents of the Company. The Amended and Restated Certificate of Incorporation requires the Company to indemnify such persons to the full extent permitted by Delaware Law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in , or not opposed to, the best interest of the Company. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

     The Company has directors' and officers' liability insurance. Such insurance may cover liabilities asserted against any present or past director or officer incurred in the capacity of director or officer arising out of such status, whether or not the Company would have the power to indemnify such person.

Item 16. Exhibits.

5.1* Opinion of Donovan Leisure Newton & Irvine, special counsel for the Registrant, as to the legality of the securities being offered

10.1*          Form of Securities Purchase Agreement

10.2*          Form of 5% Convertible Debenture

10.3*          Form of Registration Rights Agreement

10.4*          Form of Security Agreement

10.5*          Form of License Security Agreement

23.1*          Consent of Ernst & Young LLP

23.2*          Consent of Donovan Leisure Newton & Irvine  (contained in Exhibit
               5.1)

24*            Power of Attorney (see signature pages of Registration Statement)


-------------
*    Filed herewith.

Item 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration Statement:

     (i) to include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

     (iii)to include any material information with respect to the Plan of Distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (i) and (ii) do not apply to this Registration Statement if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15 (d) of the
Securities Exchange Act of 1934 and incorporated by reference in this Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in the first paragraph of
Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in said Securities Act and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hauppauge, State of New York, on July 28, 1997.

                                        COMPOSITECH LTD.

Date: July 28, 1997                     By: /s/ Jonas Medney
                                            ------------------------
                                            Jonas Medney
                                            Chairman and Chief Executive Officer

     In accordance with the Securities Act of 1933, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints each of Samuel S. Gross and Fred E. Klimpl his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorney-in-fact and agent shall determine, such applications, statements, consents and other documents as may be necessary or expedient to register securities of the Company for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

     /S/ Jonas Medney                                  July 28, 1997
------------------------------------------
Jonas Medney
Chairman of the Board; Director
(Principal Executive Officer)


     /S/ Fred E. Klimpl                                July 28, 1997
------------------------------------------
Fred E. Klimpl
President, Secretary and Director


     /S/ Samuel S. Gross                               July 28, 1997
------------------------------------------
Samuel S. Gross
Executive Vice President, Treasurer
and Director
(Principal Financial and Accounting Officer)


     /S/ John F. Gahran                                July 28, 1997
------------------------------------------
John F. Gahran, Director

     /S/ Willard T. Jackson                            July 28, 1997
------------------------------------------
Willard T. Jackson, Director


     /S/ Heinz-Gerd Reinkemeyer                        July 28, 1997
------------------------------------------
Heinz-Gerd Reinkemeyer, Director


     /S/ James W. Taylor                               July 28, 1997
------------------------------------------
James W. Taylor, Director


     /S/ Robert W. Middleton                           July 28, 1997
------------------------------------------
Robert W. Middleton, Director

                                INDEX TO EXHIBITS


Exhibit
Number                                   Description
------                                   -----------

5.1* Opinion of Donovan Leisure Newton & Irvine, special counsel for the Registrant, as to the legality of the securities being offered

10.1*          Form of Securities Purchase Agreement

10.2*          Form of 5% Convertible Debenture

10.3*          Form of Registration Rights Agreement

10.4*          Form of Security Agreement

10.5*          Form of License Security Agreement

23.1*          Consent of Ernst & Young LLP

23.2*          Consent of Donovan Leisure Newton & Irvine  (contained in Exhibit
               5.1)

24*            Power of Attorney (see signature pages of Registration Statement)


*  Filed herewith.
                                     II - 6